PRESS RELEASE	April 25, 2018

 Century Casinos enters Vietnamese gaming market

Colorado Springs, Colorado, April 25, 2018 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) announced today that the Company’s Austrian subsidiary, Century Resorts Management GmbH, has acquired 51% of the outstanding common stock of Golden Hospitality Limited (“Golden”), a Hong Kong company, for a total consideration of USD 560,000.

Golden has entered into agreements with Minh Chau Ltd. (“Minh Chau”), the owner of a small hotel and international entertainment and gaming club in the Cao Bang province of Vietnam, just 300 feet from the Vietnamese - Chinese border station. These agreements allow Golden to manage the hotel and international entertainment and gaming club for a management fee and to acquire a minimum of 51% of Minh Chau over the next three years for approx. USD 3,570,000.

Golden plans to start managing the operations of Minh Chau within the next two months against a management fee of 26% of Minh Chau’s profit.

The hotel offers 30 low-standard rooms and the international entertainment and gaming club currently offers seven electronic (table) games for non-Vietnamese passport holders under a provincial investment certificate that allows for up to 26 electronic games. Golden’s intent is to upgrade and expand the hotel and gaming entertainment facilities.

Minority shareholders of Golden include a set of Asian investors with many years of experience in the gaming and hospitality industry in IndoChina.

The Company is aware of three other hotel and gaming operations along the 800 miles long Vietnamese - Chinese border, which compare to the Company’s project as follows:

	Distance from	Hotel	Gaming	Electronic	Population on Chinese side
	Cao Bang	Rooms	Tables	Games	60 miles	120 miles
Cao Bang (Century Project)	—	30	—	26	750,000	3.5 million
Mong Cai (two facilities)	200 miles	300	43	100	620,000	5.3 million
Lao Cai (one facility)	320 miles	400	40	68	80,000	1.7 million

“We are excited about this opportunity to enter the Asian land-based gaming market with a relatively small initial investment but great upside development and investment potential”, said the Company’s Co CEOs Erwin Haitzmann and Peter Hoetzinger.

About Century Casinos, Inc.:

Century Casinos, Inc. is an international casino entertainment company that operates worldwide. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada and the Century Casino in Calgary and in St. Albert, Alberta, Canada. Through its Austrian subsidiary, Century Resorts Management GmbH (“CRM”), the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of five casinos in Poland as of March 8, 2018. The Company, through CRM, also holds 75% ownership interests in both Century Downs Racetrack and Casino, which operates in the north metropolitan area of Calgary, Alberta, Canada, and Century Bets! Inc., which operates the pari-mutuel off-track horse betting network in southern Alberta, Canada. The Company operates 13 ship-based casinos with four cruise ship owners. The Company, through CRM, also owns a 7.5% interest in, and provides consulting services to, Mendoza Central Entretenimientos S.A., a company that provides gaming-related services to Casino de Mendoza in Mendoza, Argentina. The Company is also developing Century Mile Racetrack and Casino in Edmonton, Alberta, Canada and the Saw Close Casino in Bath, England. The Company continues to pursue other international projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding future results of operations, operating efficiencies, synergies and operational performance, the prospects for and timing and costs of new projects, projects in development and other opportunities, including the Century Mile, Saw Close Casino and Bermuda projects, debt repayment, investments in joint ventures, outcomes of legal proceedings and plans for our casinos and our Company. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent periodic and current SEC filings we may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.